SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 19, 1999

                           FIRST SECURITY CORPORATION
               (Exact Name of Registrant as Specified in Charter)

Delaware                              1-6906                          87-6118148
(State or Other                  (Commission File               (I.R.S. Employer
Jurisdiction of                      Number)                 Identification No.)
Incorporation)

79 South Main, P.O. Box 30006                                         84130-0006
Salt Lake City, Utah                                                  (Zip Code)
(Address of Principal Executive Offices)
Registrant's telephone number, including area code: (801) 246-5976

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.     Other Events.

            On November 19, 1999, First Security Corporation ("FSCO") announced that following consultation with staff of the Office of the Comptroller of the Currency (the "OCC"), FSCO has determined to modify the regulatory accounting treatment of certain securitization transactions entered into by its wholly-owned subsidiary, First Security Bank, N.A. (the "Bank") for purposes of calculating the level of regulatory capital maintained by the Bank for the period from April 1, 1998 to June 30, 1999 (the "Covered Period"). As a result, the Bank will amend and refile with the OCC its consolidated reports of condition and income ("call reports") for the Covered Period to show the inclusion in the Bank's total risk-weighted assets of various assets previously sold by the Bank in securitization transactions. The Bank plans to file the amended call reports before year-end 1999.

            FSCO expects that the effect of the change in the Bank's regulatory reporting will be to reduce the Bank's ratio of total regulatory capital to risk-weighted assets ("total capital ratio") for the Covered Period to levels between 9.27 percent and 10 percent, such that the Bank will have been "adequately capitalized" (i.e., with a total capital ratio within the range of 8 percent and 10 percent in addition to meeting certain other requirements) rather than "well capitalized" (i.e., with a total capital ratio in excess of 10 percent in addition to meeting certain other requirements) for the Covered Period as previously reported. The Bank's ratio of tier 1 capital to risk-weighted assets will remain well above 6 percent during the Covered Period, as well as before and since the Covered Period, and its regulatory leverage ratio will remain well above 5 percent during the Covered Period, as well as before and since the Covered Period, which levels are consistent with "well capitalized" status. The Bank's call report for the third quarter 1999, for which period the total capital ratio of the Bank was reported at 10.22 percent, will not be amended, and the Bank expects to file call reports for periods subsequent to the third quarter 1999 on a basis consistent with that of the third quarter 1999. Moreover, accounting treatment of the securitization transactions for purposes of FSCO's historical financial statements, including statements covering the Covered Period, will not change, as the reporting of these transactions has been in accordance with generally accepted accounting principles.

            The modifications that were made to the regulatory accounting treatment for the Covered Period followed the OCC's review of certain of the Bank's practices involving the repurchase of loans from the trusts to which the loans had been sold. The Bank had repurchased a small number of loans following changes to interest rates or repayment schedules for the particular loans, or in response to the destruction of the collateral securing the loans, pursuant to loan-administration decisions at the Bank. The relevant practices have been discontinued. Approximately 811 loans (out of approximately 330,000 loans that were originally securitized) were repurchased during the Covered Period in exchange for approximately $3,383,486, and aggregate losses on the repurchased loans were approximately $181,157.

            For regulatory accounting and bank holding company capital purposes, FSCO has remained "well capitalized" at all times during the Covered Period, as well as before and since the Covered Period, with total capital ratios above 10 percent. It is FSCO's policy to maintain the "well capitalized" status at both the consolidated and subsidiary bank levels.



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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIRST SECURITY CORPORATION


                                   By:   /s/ Brad D. Hardy
                                      -------------------------------
                                      Name:  Brad D. Hardy
                                      Title: Executive Vice President Corporate
                                             Services, General Counsel, Chief
                                             Financial Officer and Secretary




Dated:      November 19, 1999